UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2016

RIVERVIEW BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	000-22957	91-1838969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Washington Street, Suite 900, Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (360) 693-6650

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 29, 2016, Riverview Bancorp, Inc. ("Riverview Bancorp") and its wholly owned subsidiary, Riverview Community Bank ("Riverview"), and Merchants Bancorp and its wholly owned subsidiary, MBank, of Gresham, Oregon, issued a joint press release announcing the execution of a Purchase and Assumption Agreement ("Agreement") under which Riverview will purchase certain assets and assume certain liabilities of MBank in a cash transaction.  As part of the transaction and as provided by the Agreement, Riverview Bancorp will assume the obligations of Merchant Bancorp's trust preferred securities.  It is anticipated that Riverview will acquire certain assets of MBank, including approximately $130.0 million in net loans and will assume certain liabilities, including approximately $128.0 million of MBank's customer deposits as of June 30, 2016.
The transaction is subject to regulatory approval, the approval of Merchant Bancorp's shareholders, and the satisfaction of customary closing conditions.  The transaction is expected to be completed in the quarter ending March 31, 2017.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference.
A copy of the press release announcing the signing of the Agreement is attached hereto as Exhibit 99.1.  In addition, Riverview Bancorp has prepared supplemental information regarding the proposed transaction, which is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
The following exhibits are being furnished herewith:

Exhibit No.	Description

2.1
Purchase and Assumption Agreement between Riverview Community Bank, Riverview Bancorp, Inc. and MBank and Merchants Bancorp dated September 28, 2016 (pursuant to Item 601(b)(2) of Regulation S-K the schedules and exhibits to this Agreement have been omitted from this filing).

99.1	Joint Press Release dated September 29, 2016
99.2	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2016	RIVERVIEW BANCORP, INC.

/s/Kevin J. Lycklama
Kevin J. Lycklama
Chief Financial Officer
(Principal Financial Officer)